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                                                                     Exhibit 5.1


                                October 23, 2000



Xircom, Inc.
2300 Corporate Center Drive
Thousand Oaks, CA  91320

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Xircom, Inc., a California corporation (the "Company"), in connection with the registration by the Company on the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on or about October 23, 2000 under the Securities Act of 1933, as amended (the "Securities Act"), of 4,000,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share. The Shares are reserved for issuance upon exercise of options (the "Options") granted under the Company's 1995 Stock Option Plan, as amended and restated on September 22, 2000.

     We are familiar with the corporate actions taken and to be taken by the Company in connection with the authorization and issuance of the Shares and have made such other legal and factual inquiries as we deem necessary for the purpose of rendering this opinion.

     Based on the foregoing and in reliance thereon, we are of the opinion that when issued upon the exercise of the Options and paid for in accordance with the terms thereof, the Shares will be validly issued, fully paid and nonassessable.

     This opinion is limited to California and federal law.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                              Very truly yours,

                              GIBSON, DUNN & CRUTCHER LLP

                              /s/Gibson, Dunn & Crutcher LLP